UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 2, 2007
Ixia

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	818.871.1800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	1
Item 9.01	Financial Statements and Exhibits	3

Exhibit 10.1

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) (c) (d)
     Ixia (the “Company”) announced on September 4, 2007, that its Board of Directors has appointed Atul Bhatnagar as the President and Chief Operating Officer and as a member of the Board of Directors of the Company, effective September 4, 2007. In connection with the appointment of Mr. Bhatnagar as a director, the Board of Directors increased the authorized number of directors of the Company to seven.
     From July 2006 until August 2007, Mr. Bhatnagar served as Vice President, Products of Divitas Networks, a developer of enterprise network solutions that provide voice and data mobility over disparate networks. From October 2000 until June 2006, Mr. Bhatnagar was employed by Nortel Networks Corporation as Vice President and General Manager of that company’s Enterprise Data Networks Division. Mr. Bhatnagar is 50 years old.
     In connection with Mr. Bhatnagar’s appointment as the Company’s President and Chief Operating Officer and to the Board of Directors of the Company, the Company and Mr. Bhatnagar entered into an employment offer letter agreement dated as of August 8, 2007.
     Under the terms of the letter agreement, Mr. Bhatnagar will receive an annual base salary of $375,000 and will be eligible to receive a discretionary bonus for 2007 in the maximum amount of $100,000. The amount of the discretionary bonus will be based on the percentage degree, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), to which Mr. Bhatnagar achieves certain individual and/or strategic objectives assigned to him by the Compensation Committee for 2007. For 2008, Mr. Bhatnagar will be eligible to receive up to 100% of his annual base salary as a cash bonus based on the extent to which the Company achieves certain 2008 financial targets which will be approved by the Compensation Committee.
     In accordance with the terms of the letter agreement, Mr. Bhatnagar will also be granted (subject to the approval of the Compensation Committee) under the Company’s Amended and Restated 1997 Equity Incentive Plan (i) nonstatutory stock options (“NSOs”) to purchase 400,000 shares of the Company’s Common Stock (the “400,000 NSOs”); (ii) NSOs to purchase 300,000 shares of the Company’s Common Stock (the “300,000 NSOs”); and (iii) restricted stock units (“RSUs”) covering 15,000 shares of the Company’s Common Stock (the “15,000 RSUs”). The exercise price of the NSOs will be equal to the closing sales price of the Company’s Common Stock on the grant date of the NSOs. The 400,000 NSOs will vest as to 100,000 shares on the one-year anniversary of the commencement of Mr. Bhatnagar’s employment with the Company (i.e., September 4, 2008) and as to the remaining 300,000 shares in 12 equal quarterly installments thereafter as long as Mr. Bhatnagar remains an employee of the Company. The 300,000 NSOs will vest and become exercisable as to all 300,000 shares subject thereto upon the Company’s achievement of certain financial goals approved by the Compensation Committee at the time of grant. The 15,000 RSUs will vest, and the shares of Common Stock covered thereby will automatically be issued, in eight equal quarterly installments, with the first installment vesting on November 15, 2007 and one additional installment vesting on the 15th day of the second month of each calendar quarter thereafter as long as Mr. Bhatnagar remains an employee of the Company. In addition, Mr. Bhatnagar will be eligible to receive benefits under the Company’s Officer Severance Plan and will be entitled to receive certain relocation benefits in connection with his relocation to Southern California. On September 4, 2007, the Company and Mr. Bhatnagar also entered into the Company’s standard form of Indemnity Agreement for its executive officers and directors.
     The foregoing description of the employment offer letter agreement between the Company and Mr. Bhatnagar is qualified in its entirety by reference to the copy of the agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K. The Company’s Officer Severance Plan and the form of the Company’s Indemnity Agreement for its directors and executive officers are filed as Exhibits 10.4 and 10.5, respectively, to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Reg. No. 333-42678), as filed with the Securities and Exchange Commission on September 5, 2000.
     There are no other arrangements or understandings between Mr. Bhatnagar and any other persons pursuant to which Mr. Bhatnagar was appointed as a director of the Company, and there are no related party transactions between the Company and Mr. Bhatnagar that are required to be disclosed under Item 404(a) of Regulation S-K.
     On September 2, 2007 and in connection with the appointment of Mr. Bhatnagar as the President and Chief Operating Officer of the Company, the Board of Directors determined that, effective as of September 4, 2007, Errol Ginsberg’s title would change from President and Chief Executive Officer to Chief Executive Officer. Mr. Ginsberg continues to serve as a member of the Company’s Board of Directors. Mr. Bhatnagar’s employment offer letter agreement also provides that it is the Company’s expectation that if Mr. Bhatnagar satisfactorily performs his duties and responsibilities as President and Chief Operating Officer, then the Board of Directors will appoint him to succeed Mr. Ginsberg as Chief Executive Officer of the Company on or before February 1, 2008.

Item 9.01. Financial Statements and Exhibits
(d)	Exhibits

The following Exhibit is filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Employment Offer Letter Agreement between the Company and Atul Bhatnagar

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia
Dated: September 4, 2007	By:	/s/ Errol Ginsberg
Errol Ginsberg
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Offer Letter Agreement between the Company and Atul Bhatnagar

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